Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

AA - Q1 2005 ALCOA Inc Earnings Conference Call

Event Date/Time: Apr. 06. 2005 / 5:00PM ET

Event Duration: N/A

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

CORPORATE PARTICIPANTS

William Oplinger

Alcoa Inc. - Director of IR

Rick Kelson

Alcoa Inc. - EVP, CFO

Bernt Reitan

Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

CONFERENCE CALL PARTICIPANTS

John Hill

Smith Barney - Analyst

Tony Rizzuto

Bear Stearns - Analyst

John Tumazos

Prudential - Analyst

Wayne Atwell

Morgan Stanley - Analyst

Alberto Arias

Goldman Sachs - Analyst

John Redstone

Desjardins Securities - Analyst

Alex Latzer

Merrill Lynch - Analyst

Lloyd O’Carroll

BB&T Capital Markets - Analyst

Peter O’Connor

Credit Suisse First Boston - Analyst

Ray Goldie

Salman Partners - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Alcoa first-quarter 2005 conference call. At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS).

I would now like to turn the presentation over to your host for today’s call, Mr. William Oplinger, Director of Investor Relations. Please go ahead, sir.

William Oplinger - Alcoa Inc. - Director of IR

Thank you. Good afternoon. Thank you for attending Alcoa’s first-quarter 2005 analyst workshop. At today’s conference, Rick Kelson, Chief Financial Officer, will review the first-quarter results; and Bernt Reitan, Executive Vice President of Alcoa and President of our Primary Products Group, will discuss a view of the upstream markets and address the actions we are taking at Alcoa.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Before I turn it over to Rick, I would like to remind you that, in discussing the Company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations, and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, see Alcoa’s annual report on Form 10-K for the year ended December 31st, 2004, filed with the SEC.

In our discussion today, we have also included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with Generally Accepted Accounting Principles and a related reconciliation on our website at www.Alcoa.com under the “Invest” section.

At this point, I would like to turn it over to Rick Kelson.

Rick Kelson - Alcoa Inc. - EVP, CFO

Thanks, Bill. Today, I’m going to focus on the first-quarter results, actions we have taken to strengthen our portfolio and the outlook for the key markets that we serve.

Let’s begin with the first-quarter highlights. For the quarter, income from continuing operations was $273 million or $0.31 per share. This includes previously-announced negative impact of $0.09 per share associated with the tender of our Elkem position, the first-quarter portion of restructuring and the integration of our recently-acquired Russian facilities.

Our top line improved by 4% to $6.3 billion on stronger pricing in both the upstream and downstream businesses. We made progress on our cost challenge, as productivity increases generated net savings of $15 million for the quarter or $60 million on an annual run rate basis. Four of six segments achieved double-digit improvements in profitability over the prior quarter. Primary metals, flat-rolled products, extruded and end products and engineered solutions all strengthened on higher volumes and improved pricing.

From an operational perspective, five of six segments achieved double-digit growth, as alumina gained 15% over last quarter excluding the Juruti gain. Our ROC, on a trailing four-quarter basis, was 7.8%.

During the quarter, we made significant progress on executing our growth plan. In Primary, we restarted capacity at ABI, Wenatchee and Massena, and continued to make progress on projects across the globe. Bernt Reitan, President of our Global Primary Products Group, who is here with me today, will provide you with more detail of our efforts in the upstream in a few minutes.

In the downstream, we completed the acquisition of two Russian fabricating facilities and the transaction with Fujikura that resulted in our complete ownership of AFL Automotive, closed the sale of our equity interest in Integris and completed the tender of our Elkem stake.

In the first quarter, we recognized restructuring charges related to the previously-announced streamlining of our operations as a result of a new global business structure and the Russian facilities acquisition, which I will provide greater detail on later.

As always, let’s review safety first. In the quarter, our lost workday rate fell to 0.072, below the 0.075 target we set for ourselves in 2005 and the 0.09 that we achieved in the same period last year. By lowering our lost workday rate, we totaled just 24 lost workdays on over 66 million hours worked year to date. At this rate, 95% of our facilities did not have a lost workday, and 64% did not have a recordable.

Let’s turn to the financials for the quarter. As usual, this slide compares our first-quarter results with the prior quarter. Let’s walk through some of the key points on the income statement. For the quarter, sales rose by $248 million or 4% sequentially and 13% year over year. Realized prices for both aluminum and alumina products increased, and some of our key downstream markets experienced stronger pricing in volume. Cost of goods sold fell to 79.2% of sales versus 80.8% in the prior quarter, as higher realized prices offset higher LME-based inputs and currency.

SG&A in the quarter dropped 0.3 percentage points, as the top line grew and spending was held constant. Restructuring and other charges were $44 million unfavorable relative to the prior quarter, due to the previously-mentioned restructuring charge.

Other income was unfavorable by $31 million versus the last quarter, largely due to the non-reoccurrence of the transfer of mining rights at Juruti. Our effective tax rate ended in the quarter at 37%, which included $43 million associated with taxes on Elkem. Without this tax charge, the underlying effective tax rate would have been approximately 28%, which is our best estimate of 2005 annual tax rate, excluding one-time items.

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Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Income from discontinued operations was $64 million favorable versus the last quarter. The fourth quarter of 2004 included an impairment charge primarily related to AFL Telecommunications, which was subsequently sold in the first quarter of 2005. The quarter’s results were negatively impacted by $12 million after tax, due to the acquisition and operation of the Russian fabricating assets. The negative impact is due to integration costs and operating losses. Balance sheet translation had a negligible impact in the quarter.

Lastly, had we expensed stock options in the quarter, the net income impact would have been $9 million or $0.01 per share, level with the fourth quarter and the year-ago period. Restricted share expense in the first quarter of ‘05 was minimal.

Now, let’s take a look at the cash flow in the quarter. In our continuing effort to provide you greater disclosure on a more timely basis, we have included the cash flow statement with our first-quarter release. Cash from operations fell to a -$239 million in the quarter, primarily as a result of working capital increases. As I’ve already noted, we experienced improved business conditions in the quarter, and the increase in working capital is commensurate with this higher level of activity.

In summary, we had an increase in commercial paper of $1 billion to fund the Russian and AFL Automotive acquisitions, as well as the increase in working capital. As a sidenote, we have received the $870 million in the Elkem tender offer, which will show up in our second-quarter cash flow statement.

Capital expenditures rose to $347 million, or 108% of depreciation, as we continued to invest upstream expansion projects. Despite the relatively low level of spending this quarter, we continue to expect total capital expenditures in 2005 of approximately $2.5 billion. Our debt-to-capital ratio rose to 33.3% from 30% as we deployed cash to our upstream expansions, purchased the Russian facilities and built working capital. We remain in our target range of 25 to 35%, and expect to return to the middle of the range as the year progresses.

Now, let’s take a look at some of the major transactions that took place during the quarter. I will briefly review four with you. Elkem, first — that transaction for a 46.5% stake — our 46.5% stake in Elkem has been completed. The first quarter included a $39 million charge related to the tax impact of previously undistributed equity earnings, and the second-quarter results will include a $220 million gain on the sale. We will continue to hold a 50% stake in the two Elkem smelters located in Norway.

The second transaction is Russia. The acquisition of the two fabricating facilities in Russia strengthens our downstream portfolio and improves our position in our key growth markets. We’re investing approximately $80 million this year in capital and technology to bring these facilities to Alcoa’s standards. As anticipated, these facilities produced losses of approximately $12 million during the first quarter. We also completed the AFL transaction, giving us 100% ownership in the automotive and divesting of the telecommunications business. And finally, we completed the sale of Integris for proceeds of approximately $205 million for our share.

Next, I’d like to review our progress in restructuring. The restructuring resulted in after-tax charges of $25 million in the first quarter. This restructuring program allows us to gain efficiencies in key businesses that are impacted by the new global structure and the Russian transaction, namely AFL Automotive, Mill Products, Packaging and Primary. The restructuring affects roughly 2,000 employees in North America, Europe and South America. We expect these actions to generate after-tax savings of $45 million [Alcoa Correction: annualized savings of $45 million (before tax)] as the restructuring is completed. Additional restructuring charges are anticipated in the second quarter; however, it is important to note that the charges in both Q1 and Q2 will not be larger than the gain we recognized in the Elkem transaction. The restructuring will position our businesses to compete more effectively in the future.

Next, let’s discuss the cost savings. In the quarter, we regained traction on our cost savings, with a net cost savings of $15 million or $60 million annually, bringing our current run rate on the 2006 challenge to $84 million. In the quarter, we had gross savings of roughly $46 million, overcoming $31 million of cost increases.

Before I address the segments, I would like to give you some insight into the realignment. As you have already seen in the press release, we have realigned our segment reporting. Two segments have been eliminated — the Engineered Products segment and “Other” segment. In their place, we now have the Extruded and End Products segment and the Engineered Solutions segment. The Extruded and End Products segment includes the Global Extrusion and Building and Construction businesses. The Engineered Solutions segment includes Howmet, Alcoa Fasteners, AFL Automotive, Wheels and Forged Products and the Automotive Systems businesses. We have provided the last five quarters of segment data in the reporting package for comparability purposes.

Let’s move on to the quarterly review. Let me take a moment to address the market conditions in the first quarter of ‘05. On the right, you can see the relative percentage change from the fourth quarter and the year-ago quarter. Note in this view of revenue, we’ve grouped Can Sheet with Packaging. Relative to the fourth quarter, alumina realized prices were up 4% and primary realized prices were up 5%. This chart clearly depicts

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Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

the market strength that we are beginning to see in the downstream markets, with double-digit year-over-year revenue growth in most major markets, driven by both volume and pricing.

Now, let’s turn to the segments, and we’ll begin with alumina. On a sequential quarter basis, after-tax operating income for the alumina segment decreased by $16 million or 9%. Recall that the fourth quarter included a $37 million gain for the sale of the minority interest in Juruti. Excluding this one-time item, ATOI rose by $21 million or 15%, as higher prices offset lower shipments and caustic costs.

Moving to the current business conditions, on the positive side, LME-based pricing for alumina should continue to be favorable. On the negative side, higher input costs — namely, caustic — continue to impact results.

Let’s move to the Primary Metals segment. On a sequential quarter basis, after-tax operating income improved by $27 million or 14% from the prior quarter, largely due to increased metal price and slightly higher volumes. These increases were partially offset by higher energy costs and unfavorable foreign exchange variations. Restart costs at ABI, Wenatchee and Massena totaled $5 million after tax.

Moving to the current business conditions, on the positive side for the segment includes metal prices, which remain strong, as well as the restarts that we mentioned. These restarts are expected to contribute an additional 25,000 metric tons in volume in the second quarter. On the negatives, we continue to have high carbon, energy and alumina costs.

Next, let’s move to the Flat-rolled Products segment. On a sequential quarter basis, after-tax operating income increased by $16 million or 27% on improved pricing and mix. We also saw slightly higher volumes in Europe. This sequential improvement included an $11 million after-tax loss associated with the integration costs of the Russian rolling mills. As to current business conditions, we see continued strength in the aerospace markets, including heat-treated sheet and plate, and in commercial transportation with the truck and trailer sector performing well. It’s important to note that the majority of losses associated with the Russian assets will flow through this segment. On the negative side, we continue to see cost inflation in can sheet coatings (ph).

Next, let’s turn to the new Extruded and End Products segment. On a sequential quarter basis, ATOI rose by $17 million, as sales rebounded from a seasonally slow fourth quarter. The improved profitability was largely driven by seasonal demand and productivity improvements at Alcoa home exterior business and a modest volume pickup in European extrusions. Looking forward, we expect to see continued strength in the aerospace and commercial vehicle markets, and modest seasonal improvement in building and construction. We continue to see weakness in the European marketplace.

Let’s now turn to the new Engineered Solutions segment. On a sequential quarter basis, ATOI rose by $18 million or 44%, driven by volume and mix improvements at our Wheels and Castings businesses. The improvement in our Wheels business was largely driven by stronger volumes in the commercial vehicle market, while our Howmet unit was helped by higher volumes in its aerospace products. As we move to market conditions in this segment, we expect to see continued strength in the aerospace and commercial vehicle markets. On the negative side, GM and Ford have already announced build rate reductions.

Let’s turn to the Packaging segment. Sequentially, ATOI declined by $16 million or 42%, driven by seasonal declines in consumer products and higher input costs, mainly resin. The fourth quarter is also the strongest for our Consumer Products business, due to the holidays, leading to an unfavorable comparison this quarter. As to current business conditions, we expect to see strengthening in both our Closures and Consumer Products divisions. However, input costs — again, specifically metal and resin — are expected to remain high, pressuring margins.

Let me summarize. First, overall, the market conditions in the second quarter are positive. The upstream market fundamentals are strong, as Bernt will discuss later. We also see additional benefits from the restarts of the smelting facilities that I previously mentioned. Many of our downstream markets continue to see increased demand, while the building and construction, can sheet and certain packaging businesses should see seasonal increases. However, input cost pressures remain. In addition, the only negative, from a market perspective, is the automotive market, which accounts for approximately 11% of our total revenue.

Before I turn it over to Bernt, let me just summarize. I believe the first-quarter results were strong, based on the fact that we are realizing higher prices, better market conditions and have regained traction in the cost-savings program. As you can see, we are fairly optimistic about the second-quarter environment.

And with that, I would like to turn it over to Bernt.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Thank you, Rick. I would like to discuss a number of issues related to the upstream business. I’ll start by discussing some of the macro factors that we see driving long-term growth in the market; I’ll give an update on the consensus view of supply and demand; I’ll discuss our costs and what we are doing about them; and then, finally, an update on our current active capital projects.

We are in the midst of a market transformation and growth similar to the one experienced in the 1950s. It is a discontinuity from the ‘80s and ‘90s, as that one was a discontinuity of previous decades, by the influence by two World Wars.

There are two evolutions happening at the same time. Firstly, the massive changes in the demographics of the world. As the BRIC countries — meaning Brazil, Russia, India and China — continue to grow rapidly, the world becomes increasingly global and the overall population in most of the industrialized nations ages. The urbanization phenomenon in the BRIC countries will consume an enormous amount of resources and impact the environment and create another Western world, in terms of population with per-capita income in excess of 20,000 purchasing power. Secondly, globalization will continue on an increasing trendline. The labor and resource arbitration will create a whole new set of competitive dynamics, creating tremendous opportunity for growth in the developing economies.

Let me highlight some of the demographic changes that will drive changes in the consumption pattern of aluminum. Over 80 million new people per year will be added in the world, equivalent to adding the population of Germany each year. China and India will contain 40% of world population by 2007. 22% of the G-7 population will be about 65 years old. This represents opportunities to utilize all available capacity and sustain profitable growth for a long period of time — tremendous opportunities for infrastructure products like railcars, signage (ph), extrusions, common alloy products, can sheet, packaging products, primary metal, building and construction material and others.

The increasing globalization creates enormous opportunities for labor arbitrage, not only in direct production but also in indirect building construction machinery. This creates tremendous market opportunities in the developing economies. For instance, China is the largest market for refrigerators and air conditioners, the third-largest for packaged products and the fifth for autos.

At the juncture of changing demographics and globalization is the increased urbanization that will occur. By 2007, more people will live in cities than in rural areas. This will be the first time in history that this has happened. With 60 million new urban residents every year, we will be creating a new Paris or Beijing every other month until 2050. How we meet the challenges of mass urbanization in the next 50 years will be critical to the kind of world we will create and will (ph) essential for closing the wealthy/poor gap.

We see the combination of global growth, the changes in demographics and the further urbanization of the world’s population as very positive forces driving aluminum demand. Just to put this in perspective, depending on the parameters we use to forecast 2050 aluminum demand, the global consumption should be 5 times higher than today, if the BRIC countries come near to closing the gap with Western world consumption.

But let me bring you back to the short-term view. In the short term, these trends, combined with the robust North American economy, should mean that the industry will have deficits in 2005 through 2007. These estimates are a combination of Alcoa’s views and leading industry analysts. As you can see from the chart, the industry expects another year of deficits in 2005, with the picture coming much more in balance in 2006 and 2007. This level of deficits should take the already-low inventory levels much lower.

So the macroeconomic factors have aligned for strong long-term growth, and that has created short-term deficits in both alumina and metals. This, along with a weaker U.S. dollar, has led to higher prices over 2004 and into 2005, but it has also led to higher input costs in both raw materials and energy. I believe Alain Belda showed this chart to you at the end of 2004, but I wanted to briefly give my view of the situation, as well.

First, input costs rose dramatically during 2004, largely driven by higher power expenses and, on the shoulder of the curve, higher spot alumina prices. In addition, the weakening of the US dollar significantly increased the cost structure for assets outside of the US. Part of this shift in costs is structural in nature. Two components in particular — as long as the US dollar is weak, this shift won’t reverse; and secondly, we believe it will be more difficult to procure low-cost power in the future, because of the world’s increasing appetite for power and the increasing environmental restrictions.

This higher cost structure means that the marginal producer must achieve higher prices in order to breakeven. Note that the global demand, at approximately 30 million tons per annum, at any price lower than $1,900 per ton, a substantial percentage of the supply curve faces negative cash contribution. With these increased costs, let me address what we at Alcoa are doing to reduce the costs.

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Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

With the external dynamics of higher volume demand plus higher input costs, it continues to be critical that we manage what is within our control. The true big-picture metrics that I track are overall capacity gains through creep (ph) and labor productivity, as mentioned by man-hours per metric ton of production. We continue to improve in both metrics in the refining and smelting systems. Regarding capacity yield improvements, we have achieved a 17% and 8%, respectively, increase in the refining and smelting systems globally since 2001. This, combined with headcount reductions, led to better productivity, where we have reached an increase of 34% and 19% improvement since 2001 in refining and smelting, respectively.

As we continue to strive for operational excellence, we expect this trend to continue. Let me now give you an update on our active growth (ph) process. Due to time constraints, I have chosen to highlight just the projects that are currently in construction, and not in the feasibility study phase. As you know, we have active feasibility studies ongoing in a number of locations including Ghana, Guinea, Brazil, Jamaica, Trinidad, Australia, and Brunei.

Currently, we have four projects in the construction phase, with one recently completed. And let me take the refining ones first. In Suriname, we completed this 250,000 ton expansion five months early, and within 5% of the original budget. At a capital cost of $271 per metric ton, this represents our lowest-cost expansion in the system in a number of years. AWAC owns 55% of this facility.

In Australia, Pinjarra is expected to be completed by the end of the year. This facility is one of the lowest-cost facilities in the world, and therefore a natural facility to expand. We have completed roughly half of the work.

On the smelting side of the business, we have two projects under construction — in Brazil, Alumar Line 3 expansion. The civil works is well advanced. Construction steel direction is in process. Procurement of major equipment and materials is progressing. The project is on schedule. The expansion will come on line in fourth quarter this year, with full production reached in second quarter ‘06.

In Iceland, our Fjardaal project in East Iceland is on schedule. Site preparation is well underway. The initial phase of the team village (ph) is operational. Procurement of major equipment and materials is progressing, and we will begin to pour concrete in April. The hydropower project being built by Landsvirkjun is on schedule. We expect the plant to make its first metal in second quarter ‘07 with full production in fourth quarter ‘07. In support of both Iceland and the Mosjoen smelter, we are starting construction of the anode facility in Mosjoen to cover both these smelters.

Just a point or note. All of these capital projects are included in our $2.5 billion capital budget. As I said before, these are just the projects under construction. When you look at the total number of projects we have under study, no other company in the industry has the opportunity for expansions that we do. These are low operating costs and low capital cost projects across our refining and smelting systems.

Let me just wrap up by summarizing. We view the market fundamentals, both the short-term deficits and the long-term growth opportunities, as very positive. And in this good market environment, we continue to work on what we have always done — maintain and improve our world-class safety and environmental performance, drive operational excellence through ABS; this should result in further creep, productivity improvements and reduction of costs offsetting the structural cost increases; enhance our top line by selling additional value-added products to our customers; and actively pursue low capital cost, low operating cost projects that will add value.

Thank you. At this point, I am going to turn it back to Bill Oplinger.

William Oplinger - Alcoa Inc. - Director of IR

And at this point, we will take questions from the phone lines. So, operator, we are opening it up for questions.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). John Hill, Smith Barney.

John Hill - Smith Barney - Analyst

Good evening, everyone, and thank you for a great presentation. I was wondering if you could walk us through some of these restart volumes. It looks like the restarts of the smelters contributed 43,000 tons this quarter and you’re looking for 25,000 per quarter. Going ahead, that implies a full run rate of 250,000. I was wondering if that is correct, and if you can give us a breakout of where you are on the individual projects.

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Okay. As you know, we have restarted Wenatchee, Massena and ABI after the strike. And we certainly have — it’s 220,000 tons per year.

John Hill - Smith Barney - Analyst

Okay, very good. But we had 43,000 tons in this quarter. If we had 25 in each of the others, we would be a bit higher than that. I was just kind of curious about that.

The second question I was hoping you could address would just be the nature of the Russian integration costs that you’ve carved out. If you could just describe those, and explain first which part of those are recurring versus one-time in nature?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

John, could I add to your question on the volume? I think 220,000 tons is year over year — ‘04/’05, right? As Rick said, we will add another 25,000 tons, net tons, in second quarter from the restarts underway.

Rick Kelson - Alcoa Inc. - EVP, CFO

John, to the question on the Russian integration costs and operating costs, it’s just the classic integration as we start to take over the facility, and they are everything from bringing the equipment up to shape and the reduction of forces that starts there now.

Operator

Tony Rizzuto, Bear Stearns.

Tony Rizzuto - Bear Stearns - Analyst

I have got a question on rigid container sheet, and I see from the slide that you highlighted higher input costs. But I was wondering if you can share with me what percentage of your multiyear contracts are up for renewal this year, and how confident are you guys that you’ll be successful in achieving an increase in the price caps. I believe that the current contracts, at least the way they were structured back ‘96, I think held the metals weak (ph) transaction price to $0.85. I wonder if you can discuss that a little bit?

Rick Kelson - Alcoa Inc. - EVP, CFO

Sure. Well, for us, these caps affect around 5% of our total revenue across the Company. And as we speak, you know, we ask all of our businesses — and so rigid packaging is no different — to really meet their cost of capital on a stand-alone basis. So they have really been struggling with higher input costs, which include metal price, alloy and materials and coatings. And they also need to deal with all of those. And so it’s my understanding that they are actually in discussion with all of their customers on how they achieve the necessary pass-through of these increased costs.

Tony Rizzuto - Bear Stearns - Analyst

So degree of confidence, Rick, at this point? Is that —?

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Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa Inc. - EVP, CFO

I think it’s premature for me to tell you the degree of confidence, but I can tell you that people in that business understand that they are expected to make their independent returns, and they are working hard to pass through all of those costs as we speak.

Tony Rizzuto - Bear Stearns - Analyst

Regarding Europe, too, I understand that there are several lines that were steel-related now are transferring over to aluminum. I would assume the same types of strategies also being pursued there?

Rick Kelson - Alcoa Inc. - EVP, CFO

Yes. In fact, absolutely; they are meeting with all their customers, trying to pass through whenever costs we would have.

Operator

John Tumazos, Prudential.

John Tumazos - Prudential - Analyst

Rick, I didn’t understand the response to one of the earlier questions. Could you review how many days during the quarter you owned the Russian rolling mills, and how much of the loss was one-time, as opposed to just continuing payroll and social costs?

Rick Kelson - Alcoa Inc. - EVP, CFO

Well, we have owned the facility since the end of January. We have said that the loss in all year ‘05 would be $40 million. And that’s really a combination of — that’s what is anticipated for the year after tax, and bringing up those facilities, and it’s a combination of startup integration and operating losses. I don’t have a finer split on that.

Operator

Wayne Atwell, Morgan Stanley.

Wayne Atwell - Morgan Stanley - Analyst

I have a couple quick questions. Can you give us the impact of foreign exchange on your results, and are you experiencing any cost overruns? Steel has gone through the roof, and since you have put a number of your projects in place, I think there has been a lot of inflation in capital spending. Are you seeing any acceleration in your capital costs around the world on your projects?

Rick Kelson - Alcoa Inc. - EVP, CFO

Let me take the ForEx one, and then I will let Bernt speak to most of those projects that are in the upstream. On ForEx, really, the translation that we saw was fairly negligible, probably something in the $2 or $3 million range. And as to the economic effects, I think I’ve told you in prior settings what the different currencies — or what the effect of different currency movement is to us. And I’d say on an economic basis, we probably saw $14, $15 million worth of negative currency this quarter.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

With regard to the capital, we have successfully completed some outflow (ph) expansion — 250,000 tons last year in Suriname, as I mentioned in my introduction, on budget. We clearly see a lot of cost pressures from steel prices, from freight costs, from currency. And we certainly — so cost overruns might happen, but it’s early days, so we do not know to the extent it will happen. We are doing a lot of efforts to offset those, through local sourcing where — like China. And we are also — on the currency side, we certainly don’t know, because we will complete these projects in the next 18 months.

So we have also done a lot to improve the output from these, and overall, all the projects I mentioned which are in construction looks pretty good in terms of return, pretty much in line with the original thing, even though with cost overruns will come in okay.

Rick Kelson - Alcoa Inc. - EVP, CFO

And they will all be very low cash costs, as well.

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

And we have very low cash costs on these projects — the refining side (ph).

Wayne Atwell - Morgan Stanley - Analyst

So it sounds like you are working hard, but at this point, there’s no obvious cost overruns in any of those projects?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Well, we will have to come back to you when we see how it turns out over the next 1.5 years on that.

Wayne Atwell - Morgan Stanley - Analyst

And do you have a cost-cutting goal for the end of this year and ‘06?

Rick Kelson - Alcoa Inc. - EVP, CFO

Yes, we do. It’s the overall arching one that we’ve had all along, so as I said in the presentation, we are kind of at 84 million right now, on an annualized basis. And through the end of next year, our target is still 1.2 billion. So we have to press that really hard, but as I said also, we offset the cost inflation in this quarter, and we will continue to plug away at that. We are seeing, really, that we have regained traction on that program.

Wayne Atwell - Morgan Stanley - Analyst

Since you put that program in place, there’s a lot more cost inflation in steel and other things than anybody anticipated. Is that still realistic, that you could achieve that 1.2 billion?

Rick Kelson - Alcoa Inc. - EVP, CFO

Well, I think what we told you the last time we met was that we were looking at something in excess of $600 million worth of cost inflation for the year. We expected to offset that, and then we were going to achieve as much as we could with a number of other projects — everything from low-cost countries sourcing to our usual revisit of our administrative and general expenses, as we compare on various cost studies and drive our costs to bottom-quintile costing, as we have reorganized our procurement to leverage procurement.

So can I sit here and tell you for sure we hit 1.2 billion at the end of next year? I don’t know, but I can tell you we are doing everything that we know how to do. The restructuring costs that we have talked about this quarter and next quarter have been brought forward. That helps us account for some of the benefit this quarter of having cost savings of 15, or 60 million annualized. So we are doing everything we know how to do. As we

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

said, there will be some more restructuring in the second quarter. So we fully expect to offset the cost increases, and to make substantial progress on the overall goal.

Operator

Alberto Arias, Goldman Sachs.

Alberto Arias - Goldman Sachs - Analyst

Just a follow-up on the issue of the cost pressures and the $620 million target that you mentioned on your previous conference call. Should we add to that $620 million cost reduction target for the year the benefits of the restructurings that you are announcing with this press release, and what is coming in the second quarter, as well?

Rick Kelson - Alcoa Inc. - EVP, CFO

Well, those all — some will come this year, some will come next year. And we look at it as part of the overall commitment that we have to offset all that cost inflation, and then we have to make progress on our cost-cutting goals. So you can look at that as an inclusive part of our overall cost-cutting. Some of it was probably anticipated as part of how we were going to attack the 600; some of it will be over and above.

Alberto Arias - Goldman Sachs - Analyst

And just a follow-up on the caustic soda situation and power rates in Europe, if you could elaborate, we have heard that there is potential higher prices in the second half of this year. Is there anything that protects Alcoa from further price increases in caustic soda? And also, if maybe you could elaborate on the power situation in Europe for aluminum smelters?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

I think on the caustic side, you certainly have seen lower cost increase in caustic soda, but you have also seen some capacity increase in the production of caustic soda, and we believe this is cyclical. Predicting any trends on that price — I wouldn’t do that, but we think it is a cyclical phenomenon.

On the power side in Europe, it certainly is very demanding in Germany. We have one-third of a smelter in Germany, Hamburg, and the other expenses we have are in Italy and in Spain. I am more optimistic about that. There is a lot of activity going on on extending power rates in those countries. So we will see how that shakes out, but it’s a somewhat better position in the German situation.

Operator

John Redstone, Desjardins Securities.

John Redstone - Desjardins Securities - Analyst

It does seem that your alumina price still seems very strongly tied to the primary price. It seems to be the same proportion going through. I’ve been wondering — given that the alumina market still remains very tight, seeing the spot price moving up again over $450 — say, over the next 12 months, what is the likelihood that your alumina prices could increase over and above movements up and down in the metal price?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Well, it’s predicting prices in the future. I would stay away from that, but we have — certainly, in the last year, the open positions we had for negotiating the price has certainly moved up. I think it certainly depends on the supply/demand situation. For us, we are not selling much on the spot market, but we certainly now benefit from the strong metal market, which is to our advantage.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa Inc. - EVP, CFO

We had mentioned previously we had some spot sales in the fourth quarter. But we don’t — we predominantly sell on long-term contracts, and we don’t have as much in the way of spot sales in this quarter. We also told you that roughly a third, I think it was, roughly a third of the contracts were renegotiated for this year. So you will see that increase as we flow through the year.

John Redstone - Desjardins Securities - Analyst

But the question is always, couldn’t we expect to see a higher proportion of the LME price passed on at alumina?

Rick Kelson - Alcoa Inc. - EVP, CFO

Well, we have done that on a third of the contracts that we are renegotiating. That’s what, I think, was part of our last-quarter presentation. I think it was 35% of the contracts have been renegotiated, and have an increase.

Operator

Tony Rizzuto, Bear Stearns.

Tony Rizzuto - Bear Stearns - Analyst

Nobody is really talking about aerospace. I just wanted to ask a question there. I know you guys obviously have increased your heat treat capacity. And I’d just like to know if you can give us an idea at what level of capacity are you currently operating at? Are there any bottlenecks? And if we can explore also — because fasteners and propulsion systems also are very important — kind of discuss the market outlook there again? And if you can help me understand the way these products are structured, in terms of the contracts, and are any significant amounts coming up for renegotiation?

Rick Kelson - Alcoa Inc. - EVP, CFO

Well, the contracts, as you know, are long-term. Most of them have been renegotiated, and I am not sure right now — offhand, I can’t think of any that are kind of in the near term. Some of them have just been redone. The biggest change, I would say, in our complexion, if you will, about long-term aerospace is the addition of the Russian facilities, and getting them up to speed up and being qualified on aerospace products. So we have — while most of our existing system is running pretty close to capacity for critical aerospace, we have got the opportunity at Russia.

Tony Rizzuto - Bear Stearns - Analyst

Rick, when you say that the contracts are longer-term in nature, and you’re obviously talking about some of your big customers, you are referring to the margin over metal?

Rick Kelson - Alcoa Inc. - EVP, CFO

Well, the aerospace contracts are somewhat different, but they are long-term contracts.

Tony Rizzuto - Bear Stearns - Analyst

Are you implying that they are fixed-price in nature?

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Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa Inc. - EVP, CFO

Some of the aerospace are, in fact, fixed-price with some modifiers in them.

Tony Rizzuto - Bear Stearns - Analyst

And I was wondering, in terms of are there any bottlenecks in your system — for example, that you may not have adequate ultrasound capacity, for example, or other areas that you may have enough heat treat capacity, but there’s maybe a disconnect that is preventing you from operating more fully?

Rick Kelson - Alcoa Inc. - EVP, CFO

I think right now, part of the global realignment, I think — we have got the flat-rolled products facilities running reasonably well, sharing of best practices, getting rid of all those bottlenecks. And in fact, I think we are starting to see — as you can see from the segment, we’re starting to see the kind of returns that we would like to see there, and that is really being led by aerospace.

Tony Rizzuto - Bear Stearns - Analyst

I saw a big jump, obviously, in some of those businesses. I was actually surprised now — it was a little bit too aggressive in one or two of the segments, but others surprised me. And just trying to get at, if you look out over say the next one- to two-year period, do you have a lot of underutilized capacity at this point?

Rick Kelson - Alcoa Inc. - EVP, CFO

In the aerospace side?

Tony Rizzuto - Bear Stearns - Analyst

Yes.

Rick Kelson - Alcoa Inc. - EVP, CFO

I think the biggest opportunity is, again, Russia. That’s a significant part of that opportunity.

Operator

(OPERATOR INSTRUCTIONS). Alex Latzer, Merrill Lynch.

Alex Latzer - Merrill Lynch - Analyst

I had a question on cost savings. You have outlined in your restructuring here a certain amount of cost savings — about 45 million, as a result of the charge in the first quarter. At what point will we learn if the charges to follow, I guess in the second quarter, will lead to additional annualized cost savings, and whether or not you are prepared at this point to quantify that?

Rick Kelson - Alcoa Inc. - EVP, CFO

We really can’t quantify that now from an accounting standpoint. There are requirements that you have to meet before you can take the charge, and then we are in the process of making those assessments, and we will have those for the second quarter. I would certainly anticipate that there would be savings associated with them.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Alex Latzer - Merrill Lynch - Analyst

My other question was you mentioned that — or Bernt mentioned on the costs, on the capital spending this year, all of the projects mentioned that were included in the 2.5 billion — if you go out to —

Rick Kelson - Alcoa Inc. - EVP, CFO

This year.

Alex Latzer - Merrill Lynch - Analyst

Yes, this year. Thanks. If you go out to ‘06 and ‘07, can we expect capital spending, certainly, to step down? I was wondering at what year would you think we would get back, barring any other changes in additional projects — when do you think we can get down to a sustaining capital level, and what might that be at this point?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Well, we are pretty — we have a pretty aggressive growth plan, and I think we will continue to invest in the current level. We have not made the details on ‘06/’07, cash-wise. But I think you can see pretty strong growth there, and also for these years, but more in line with what you see now.

Rick Kelson - Alcoa Inc. - EVP, CFO

I think the question becomes — we have flexibility, but assuming for the moment that some more upstream projects get approved and move ahead, then we will see if the marketplace really — if demand says we need those new facilities, then we will move ahead. And that will keep our CapEx up considerably as we go through the new growth facilities. Some prior presentations, we have kind of shown the whole litany of what’s out there and feasibility, and that would depend on when they come on. Now, right now, what Bernt kind of walked you through are the major projects are going to be in the ‘05/’06 — Iceland will be the big ‘06 project.

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Big ‘06 project. But we have very, very good projects in the pipeline.

Alex Latzer - Merrill Lynch - Analyst

I understand, then. What about, Rick, on the sustaining capital? Do you think Alcoa, at this point, when these projects are completed, you’re still going to be able to maintain sort of a nongrowth capital spending of around 1 billion or so?

Rick Kelson - Alcoa Inc. - EVP, CFO

I think so. What we have kind of seen over the years, as we do that, between ABS and what we have been able to do, we have been able to consistently grow the Company and push down the sustaining capital. And we’re working on a lot of things on the kind of operational side of the house with ABS, whether it’s TPM and various quality aspects that should help to increase the efficiency of these facilities. There might be a little pickup as you get into that at the outset, but then I think it will level off and do well. I don’t know, Bernt — I see us being able to maintain the normal maintenance capital

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Absolutely.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Alex Latzer - Merrill Lynch - Analyst

And lastly — I’m not sure if this is the right forum for this, but I know that there’s been some articles recently about Russia, and it’s very interesting that Boeing is working with Russian engineers. There’s a Russian research and development center that Boeing is working with, with respect to the Dreamliner — I forgot the number; I think it’s the 787 now — and there’s quite a bit of composites on that. And I’m just wondering if you are — while you are in Russia, I know there is a significant amount of aerospace capacity that you’re going to be accessing now with your purchase — whether or not you may also be able to elbow your way in, or lever your way into something on the composite side?

Rick Kelson - Alcoa Inc. - EVP, CFO

I think the natural thing for us, as we look at this is — and I think someone on the phone mentioned it before — a lot of our aerospace now is also propulsion and fastening. And that’s involved, whether it’s composite or otherwise. So we’ll participate. I think, historically, as we’ve said, we have more dollars on the A-380 than we’ve ever had on an airplane. So I think we will take our share of product. I don’t know that we have any specific plans to be looking at composites, per se. It’s more a question I think the Russian facilities give us that opportunity to move things around the system, to move common alloy out of places like Davenport either into our other US or European facilities or into Russia, and build more aerospace there as well as the aerospace in Russia.

Operator

Lloyd O’Carroll, BB&T Capital Markets.

Lloyd O’Carroll - BB&T Capital Markets - Analyst

It appears that, even absent seasonality, that consumer packaging margins continues to deteriorate. I presume that’s predominantly a plastic resin issue. At what point might you be able to take prices up faster than plastic resin costs, so that margins can start to rebound?

Rick Kelson - Alcoa Inc. - EVP, CFO

Well, I think we are actually starting to take prices up, certainly better than last year, although resin continues to increase as well as, frankly, metal. So that division will have to continue to scramble to pass through resin and metal costs, and they are working hard to do that. They are much further ahead this year on getting that through, but they have got to — for us to get — to be totally effective, the resin costs have to taper off, and then the pass-throughs should work.

But they also — we have challenged all the businesses. I was talking about it previously with the Can Sheet business. But the same thing in the Packaging business; we have challenged everybody to go back, look at all your contracts, revisit everything, see what you can talk to customers about and what you can pass through. And they are working hard at that, and hopefully we will see improvement as those efforts start to show up.

Operator

Peter O’Connor, Credit Suisse First Boston.

Peter O’Connor - Credit Suisse First Boston - Analyst

Firstly, on alumina shipments, I noticed that they were down (indiscernible) 10% on the sequential quarter. What was the reason for that?

Unidentified Company Representative

The external shipments were down, the reasons for the external shipments being down?

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Rick Kelson - Alcoa Inc. - EVP, CFO

Yes.

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Yes. We had a restart. This is the third-party market, right? We refer to it as third-party sales. And we are restarting capacity, as you all know. So that’s the main reason.

Peter O’Connor - Credit Suisse First Boston - Analyst

Should we expect that trend to pick up in the second quarter?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Yes. We will restart another 25,000 tons coming onstream in the second quarter of aluminum — which means 50,000 tons of alumina — going into our internal consumption in Alcoa.

Peter O’Connor - Credit Suisse First Boston - Analyst

On the (indiscernible), could you comment on the status of your position in China at this time with Pingguo (ph), and also what is happening in Guinea at this time?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

We are working on — in China, we are certainly breaking new ground with the Pingguo project. We are progressing, and we will come back to you when we have concluded that. So it’s progressing.

Guinea — we certainly are working very actively on our project in Guinea, in a joint venture with Elkem [Alcoa Correction to Transcript: Mr. Reitan said “Alcan”] and the Guinean government. It’s progressing well, I would say. And again, we will come back to you when everything is all set and ready to go.

Peter O’Connor - Credit Suisse First Boston - Analyst

Just lastly, what would be a reasonable rate of capacity creep looking forward, based on the chart that you highlighted from back to 2001, where you have lifted (ph) by 17%? If all of your projects came on over the next five years, you would be running at a rate probably in excess of that?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Oh, yes, absolutely. But we have been able, as you know, to creep the system with some 4% per annum over the last three years in alumina, and similar in metals, 1%, around 1%. And I expect that to continue on sort of a comparable basis. Of course, when we invest in new projects, you add to that.

Operator

John Hill, Smith Barney.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

John Hill - Smith Barney - Analyst

Just revisiting one of the prior questions on alumina, I guess the second question would be, well, just in terms raw production was down slightly in Q1 versus the prior quarter — 3.583 versus 3.623, even with Suralco. Is there is specific reason for that, or is this just the normal variability in the system?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

I think we have — first quarter is short, due to February. It’s a short month. That has one impact. We have had some challenges in the mines in Suriname, which is set an impact on the production numbers. That’s now back to normal again, but it had an impact on the first-quarter production in Suriname.

John Hill - Smith Barney - Analyst

Do you think we should look for Q2 to be, then, above where we were, let’s say, at the end of the year?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Oh, absolutely. Actually, we are — if you compare first quarter this year with the same time last year, we continue our creep, although it’s a little bit lower than the 4% I referred to in the first quarter. I think we are back on track again shortly.

John Hill - Smith Barney - Analyst

And then, just a couple of broad follow-up questions. Any additional comments on where we are with Wagerup (ph)? You have been in the community consultation process there for a while. And also, I gather there has been some — in Iceland, there has been some minor permit challenges. I was wondering if you could update us on those two situations.

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

On Wagerup, we are progressing well on the permits, permitting situation for Wagerup 3 (ph); that’s going well. And so I think that’s all good.

Iceland — we have had a challenge to EIA, but it has not impacted the construction permits. So the projects — both projects, both the power project and the smelter project — is not delayed in any way, and we do not expect that to happen. This has been appealed; this challenge has been appealed by the government, because they have actually challenged the government, and we certainly also are following that very closely. But I do not expect any delays in the project coming from this.

John Hill - Smith Barney - Analyst

Is there a risk that there’s no delays in construction but there’s a delay in startup?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

No, that follows suit. We are right on target, right on the plan, on both projects. They are progressing very well, both of them.

Operator

Ray Goldie.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Ray Goldie - Salman Partners - Analyst

I wanted to follow up from Mr. Arias’s question on electricity costs. I wonder if you could give us for the company overall what percentage of electricity comes from facilities that Alcoa owns?

Rick Kelson - Alcoa Inc. - EVP, CFO

25.

Unidentified Company Representative

25% from what we own outright.

Operator

Tony Rizzuto.

Tony Rizzuto - Bear Stearns - Analyst

Bernt, a question for you on China. Are you guys surprised by the continued strong smelter output we are seeing so far through the early months of the year? And what is your sense about the government possibly raising the export tariff further there?

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

Well, I think they may do that, because they are very committed to try to solve their problem. If you look at China overall, they are a net importer of metal units, some 500,000 tons last year, because they imported some 1 million tons of scrap, although they exported 500,000 tons of prime. I do think the Chinese government — they show strong commitment to do this, so they may increase the 5% export tax they have raised, in order to keep the prime metal in China.

When it comes to the production levels in China, I think it really depends on the energy situation. And as you know, with the strong growth they have in demand in China, that will be a very decisive factor, I think — the border (ph) situation in the hydroelectric system and all that. And we certainly have seen that they had to curtail a lot of capacity for that reason in China. So that will be one factor.

Tony Rizzuto - Bear Stearns - Analyst

Do you agree with the totals that we see in some circles? They report about 700,000 tons of closures, I guess

Bernt Reitan - Alcoa Inc. - EVP of Alcoa, Group President of Global Primary Products

They have done that. They really have. But they certainly also are investing in new capacity, so the balance of that is still growing, as you have seen on the numbers coming out on the production numbers. But they are really committed to sort of slow that down.

Operator

Gentleman, I return it back to you for closing remarks.

William Oplinger - Alcoa Inc. - Director of IR

At this point, I would like to thank everyone for participating in the Alcoa conference call. If you should have further questions, you can call me at the number listed on the press release. Thank you.

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FINAL TRANSCRIPT

Apr. 06. 2005 / 5:00PM, AA - Q1 2005 ALCOA Inc Earnings Conference Call

Operator

Ladies and gentlemen, this concludes your conference call for today. We thank you for your participation. You may now disconnect. Good day.

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